Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Pre-Effective Amendment No. 1 to the Registration Statement (S-4/A No. 333-139083) and related Prospectus of Park National Corporation/Proxy Statement of Vision Bancshares, Inc. for the registration of 859,284 of the common shares of Park National Corporation and to the incorporation by reference therein of our reports dated February 21, 2006, with respect to the consolidated financial statements of Park National Corporation, Park National Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Park National Corporation, incorporated by reference in its Annual Report (Form 10-K) for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Columbus, Ohio
January 4, 2007